EXHIBIT 99.3
HIGHLAND CAPITAL MANAGEMENT, L.P.
1300 Two Galleria Tower
13455 Noel Road, LB 45
Dallas, Texas 75240
October 26, 2005
Via Certified Mail
Motient Corporation
300 Knightsbridge Pkwy.
Lincolnshire, Illinois 60069
Attn: Mr. Robert L. Macklin, Esq.
Re: Notice of Non-Exchange of Shares in Connection with Motient Corporation Exchange Offer
Dear Mr. Macklin:
The undersigned is providing you this letter on behalf of Highland Capital Management, L.P., Highland Crusader Offshore Partners, L.P., Highland Equity Focus Fund, L.P. and Highland Capital Management Services, Inc. (collectively, the “Highland Parties”) to inform you that the Highland Parties will not be exchanging their shares of Series A Convertible Preferred Stock for shares of Series B Convertible Preferred Stock pursuant to the Exchange Offer commenced by Motient Corporation on September 27, 2005 and as thereafter amended.

Very truly yours,
Highland Capital Management, L.P.

By:	Strand Advisors, Inc.,
its general partner

By:	/s/ J. Kevin Ciavarra

Name:	J. Kevin Ciavarra
Title:	Officer